FOR IMMEDIATE RELEASE
Wednesday, May 3, 2023

Titan International, Inc. Reports First Quarter Financial Performance

Continued strong profitability with EPS of $0.50 and adjusted EPS of $0.53, increases of 35% and 20%, year-over-year respectively

Adjusted EBITDA of $68 million, up 19% and highest first quarter performance since 2013

WEST CHICAGO, ILLINOIS, May 3, 2023 - Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”), a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products, today reported results for the first quarter ended March 31, 2023.

First Quarter 2023 (Compared to First Quarter 2022)

•Gross margin of 17.4%, up 180 basis points
•Net income of $33 million, an increase of 36%
•EPS of $0.50 and adjusted EPS of $0.53, increases of 35% and 20%, respectively
•Adjusted EBITDA of $68 million, an increase of 19%
•Net sales of $549 million; excluding impacts of FX and Australian divestiture, net sales increased 2%
•Further strengthened balance sheet with an increase in total cash to $164 million, $12 million of free cash flow generation and further reduction in net debt/trailing twelve-month EBITDA leverage to 1.0 times
•Year-to-date as of April 14, 2023, repurchased shares for approximately $3.3 million under the $50 million authorization

Paul Reitz, President and Chief Executive Officer, stated, “I have spoken extensively about the strengths and excellent performance of our One Titan global team as we executed on the initiatives that we expressed a few years ago and served our customers well during challenging times. For example, Titan’s business profile has improved through the restructuring of underperforming businesses. Titan’s core businesses have strengthened with our continuing product development of market-leading products that improve the performance of equipment. Titan’s balance sheet is in a strong position due to our diligent, focused efforts that have resulted in improved cash flow, significantly reduced net debt levels and net working capital under 20% of net sales. Most importantly, Titan’s operations have taken care of our customers during challenging times with a dedicated team, quality products and excellent plants that are strategically located to mitigate risk for supply chains. Titan’s impressive overall performance for the past couple of years has driven good financial results and built a strong foundation for future growth, yet our stock is trading at approximately 3.5 times trailing twelve months adjusted EBITDA. We simply have performed better and built a stronger company for the future than what is reflected in that price.”

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Mr. Reitz continued, “I am pleased to report strong first quarter 2023 results, driven by positive demand in our core end markets and our ongoing commitment to serve our customers at a high level with our market leading products. The solid financial performance and bottom-line expansion we achieved is a testament to our focus on strategic actions that we have taken in the past few years to transform the Company’s profitability profile. Our One Titan team has developed a deep understanding of our customers’ needs to ensure we are the partner of choice for off the road tires, wheels and undercarriage solutions as well as a continued focus on optimization of and investments in our global production assets to make them more efficient. The strong combination of product innovation, operational agility and a global production footprint positions Titan well for the future growth of our business.”

Mr. Reitz continued, “Turning to the bigger picture in the markets we serve, the fundamentals within large Ag overall remain in a good position with runway to support future growth at Titan as large Ag is a key segment of our business. High farmer income supported by solid prices for corn and wheat combined with lower input costs, as well as high replacement needs for an aging large equipment fleet, are all expected to support continued healthy demand for our products over the mid to long-term time horizon. The earthmoving/construction markets are expected to continue in a positive manner this year, given low equipment inventory levels throughout the global construction industry and solid non-residential activity. Additionally, mineral commodity prices are at relatively high levels, which also supports growth. Overall, I am very pleased with our performance and particularly the contributions of the entire One Titan team in supporting our valued customers and dealing with complexities in the broader economy.”

David Martin, Chief Financial Officer, added, “We maintained our sharp focus on balance sheet strength, supported by free cash flow generation, which allowed us to further reduce debt while also increasing our cash position to $164 million during the quarter. We leveraged our strong balance sheet and opportunistically repurchased approximately $3.3 million, or 310,000 shares, since the start of the year, under the Board authorized $50 million share repurchase program. We believe our share price is deeply undervalued and does not reflect the transformative actions we have taken to significantly increase the profitability potential of Titan.”

Mr. Martin concluded, “We continue to expect our financial performance to remain at a high level in 2023, due to healthy market conditions globally across the markets we serve, particularly in large Ag. Additionally, we remain keenly focused on navigating the near-term impacts stemming from inventory adjustments within our customer base and mitigating these effects by temporarily adjusting our production schedules to align with customers’ needs. We’ll provide updated information about our forecasted performance as the inventory situation normalizes.”

Results of Operations

Net sales for the first quarter ended March 31, 2023, were $548.6 million, compared to $556.0 million in the comparable quarter of 2022, a decrease of 1.3%. The net sales decrease was driven by an unfavorable impact of foreign currency translation of 1.5% or $8.1 million, primarily due to the weaker Euro. Additionally, the Company sold its Australian wheel business in the first quarter of 2022 which resulted in a reduction of net sales of 1.8%, or $10.0 million for the three months ended March 31, 2023, compared to the three months ended March 31, 2022. The net sales decrease was partially offset by increased sales volume and favorable price/product mix.

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Gross profit for the three months ended March 31, 2023 was $95.6 million, or 17.4% of net sales, an increase of $8.8 million compared to $86.7 million, or 15.6% of net sales, for the three months ended March 31, 2022. The solid growth in gross profit for the three months ended March 31, 2023 as compared to the prior year period was driven by productivity initiatives that continue to be executed across global production facilities, cost reduction, and lower production input costs including freight.

Selling, general, administrative, research and development (SGARD) expenses for the first quarter of 2023 were $37.5 million, compared to $39.1 million for the comparable prior year period. As a percentage of net sales, SGARD was 6.8%, compared to 7.0% for the comparable prior year period. The decrease in SGARD during the quarter as compared to the prior year was driven primarily by the disposition of the Australian wheel business during the first quarter of 2022.

Income from operations for the first quarter of 2023 was $55.1 million, or 10.0% of net sales, compared to income of $44.7 million, or 8.0% of net sales, for the first quarter of 2022.  The increase in income from operations during the quarter as compared to the prior year was primarily due to improvements in gross profit.

Segment Information

Agricultural Segment

(Amounts in thousands, except percentages)	Three months ended
	March 31,
	2023	2022	% Increase / (Decrease)
Net sales	$305,858	$309,600	(1.2)%
Gross profit	49,250	47,924	2.8%
Profit margin	16.1%	15.5%	3.9%
Income from operations	32,569	30,117	8.1%

Net sales in the agricultural segment were $305.9 million for the three months ended March 31, 2023, as compared to $309.6 million for the comparable period in 2022, a decrease of 1.2%. The net sales decrease was primarily driven by an unfavorable impact of foreign currency translation of 0.7%, primarily due to the weaker Euro, and the effects of the disposed Australian business of 1.1%. Gross profit in the agricultural segment was $49.3 million for the three months ended March 31, 2023, as compared to $47.9 million in the comparable period in 2022. The increase in gross profit and profit margin was due to cost reduction and productivity initiatives executed across global production facilities in addition to lower production input costs.

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Earthmoving/Construction Segment

(Amounts in thousands, except percentages)	Three months ended
	March 31,
	2023	2022	% Increase / (Decrease)
Net sales	$198,924	$201,259	(1.2)%
Gross profit	37,224	31,375	18.6%
Profit margin	18.7%	15.6%	19.9%
Income from operations	23,538	15,840	48.6%

Earthmoving/construction (EMC) segment net sales were $198.9 million for the three months ended March 31, 2023, as compared to $201.3 million in the comparable period in 2022, a decrease of 1.2%. EMC net sales were unfavorably impacted by foreign currency translation of 3.0%, primarily due to the weaker Euro and the effects of the disposed Australia business of 3.1%. Gross profit in the earthmoving/construction segment was $37.2 million, as compared to $31.4 million in the comparable period in 2022. The increase in gross profit and margin was primarily driven by the continued improvement of production efficiencies stemming from the strong management actions taken to improve profitability over the long term. Lower production input costs including freight also increased profitability.

Consumer Segment

(Amounts in thousands, except percentages)	Three months ended
	March 31,
	2023	2022	% Increase / (Decrease)
Net sales	$43,862	$45,138	(2.8)%
Gross profit	9,083	7,430	22.2%
Profit margin	20.7%	16.5%	25.5%
Income from operations	6,792	4,882	39.1%

Consumer segment net sales were $43.9 million for the three months ended March 31, 2023, as compared to $45.1 million for the three months ended March 31, 2022, a decrease of 2.8%. The decrease was driven by lower sales volumes, mainly in Latin America and Russia. Gross profit in the consumer segment was $9.1 million as compared to $7.4 million in the comparable period in 2022. The increase in gross profit and margin was primarily driven by increased price/product mix and growth initiatives in specialty products in the United States which had stronger margins than other products in the segment.

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Non-GAAP Financial Measures

Adjusted EBITDA was $67.6 million for the first quarter of 2023, compared to $56.8 million in the comparable prior year period. The Company utilizes EBITDA and adjusted EBITDA, which are non-GAAP financial measures, as a means to measure its operating performance. A reconciliation of net income to EBITDA and adjusted EBITDA can be found at the end of this release.

Adjusted net income applicable to common shareholders for the first quarter of 2023 was income of $33.6 million, equal to income of $0.53 per basic and diluted share, compared to income of $28.2 million, equal to income of $0.44 per basic and diluted share, in the first quarter of 2022. The Company utilizes adjusted net income applicable to common shareholders, which is a non-GAAP financial measure, as a means to measure its operating performance. A reconciliation of net income applicable to common shareholders and adjusted net income applicable to common shareholders can be found at the end of this release.

Financial Condition

The Company ended the first quarter of 2023 with total cash and cash equivalents of $164.1 million, compared to $159.6 million at December 31, 2022. Long-term debt at March 31, 2023, was $413.4 million, compared to $414.8 million at December 31, 2022. Short-term debt was $23.8 million at March 31, 2023, compared to $30.9 million at December 31, 2022. Net debt (total debt less cash and cash equivalents) was $273.1 million at March 31, 2023, compared to $286.0 million at December 31, 2022.

Net cash provided by operating activities for the first three months of 2023 was $24.1 million, compared to net cash used for operations of $18.5 million for the comparable prior year period. Capital expenditures were $11.7 million for the first three months of 2023, compared to $7.6 million for the comparable prior year period. Capital expenditures during the first three months of 2023 and 2022 represent equipment replacement and improvements, along with new tools, dies and molds related to new product development, as the Company seeks to enhance the Company’s manufacturing capabilities and drive productivity gains.

Teleconference and Webcast

Titan will be hosting a teleconference and webcast to discuss the first quarter financial results on Thursday, May 4, 2023, at 9:00 a.m. Eastern Time.

The real-time, listen-only webcast can be accessed using the following link https://events.q4inc.com/attendee/142089563 or on our website at www.titan-intl.com within the “Investor Relations” page under the “News & Events” menu (https://ir.titan-intl.com/news-and-events/events/default.aspx). Listeners should access the website at least 10 minutes prior to the live event to download and install any necessary audio software.

A webcast replay of the teleconference will be available on our website (https://ir.titan-intl.com/news-and-events/events/default.aspx) soon after the live event.

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In order to participate in the real-time teleconference, with live audio Q&A, participants should use one of the following dial in numbers:

United States Toll Free: 1 833 470 1428
United States:         1 404 975 4839
All other locations:     https://www.netroadshow.com/conferencing/global-numbers?
ConfId=49078

Participants Access Code: 487571

About Titan

Titan International, Inc. (NYSE: TWI) is a leading global manufacturer of off-highway wheels, tires, assemblies, and undercarriage products. Headquartered in West Chicago, Illinois, the Company globally produces a broad range of products to meet the specifications of original equipment manufacturers (OEMs) and aftermarket customers in the agricultural, earthmoving/construction, and consumer markets. For more information, visit www.titan-intl.com.

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Safe Harbor Statement

This press release contains forward-looking statements. These forward-looking statements are covered by the safe harbor for "forward-looking statements" provided by the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “would,” “could,” “potential,” “may,” “will,” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, these assumptions are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond Titan International, Inc.'s control. As a result, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, the effect of the COVID-19 pandemic on our operations and financial performance; the effect of a recession on the Company and its customers and suppliers; changes in the Company’s end-user markets into which the Company sells its products as a result of domestic and world economic or regulatory influences or otherwise; changes in the marketplace, including new products and pricing changes by the Company’s competitors; the Company's ability to maintain satisfactory labor relations; unfavorable outcomes of legal proceedings; the Company's ability to comply with current or future regulations applicable to the Company's business and the industry in which it competes or any actions taken or orders issued by regulatory authorities; availability and price of raw materials; levels of operating efficiencies; the effects of the Company's indebtedness and its compliance with the terms thereof; changes in the interest rate environment and their effects on the Company's outstanding indebtedness; unfavorable product liability and warranty claims; actions of domestic and foreign governments, including the imposition of additional tariffs; geopolitical and economic uncertainties relating to the countries in which the Company operates or does business; risks associated with acquisitions, including difficulty in integrating operations and personnel, disruption of ongoing business, and increased expenses; results of investments; the effects of potential processes to explore various strategic transactions, including potential dispositions; fluctuations in currency translations; risks associated with environmental laws and regulations; risks relating to our manufacturing facilities, including that any of our material facilities may become inoperable; risks relating to financial reporting, internal controls, tax accounting, and information systems; and the other risks and factors detailed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those reports. These forward-looking statements are made only as of the date hereof. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events, or for any other reason, except as required by law.

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Titan International, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
Amounts in thousands, except per share data

	Three months ended
	March 31,
	2023	2022

Net sales	$548,644	$555,997
Cost of sales	453,087	469,268
Gross profit	95,557	86,729
Selling, general and administrative expenses	34,472	36,227
Research and development expenses	3,014	2,920
Royalty expense	2,935	2,874
Income from operations	55,136	44,708
Interest expense, net	(6,492)	(7,907)
Foreign exchange (loss) gain	(1,760)	5,317
Other income (expense)	762	(8,859)
Income before income taxes	47,646	33,259
Provision for income taxes	14,216	8,681
Net income	33,430	24,578
Net income attributable to noncontrolling interests	1,592	656
Net income attributable to Titan and applicable to common shareholders	$31,838	$23,922

Earnings per common share:
Basic	$0.51	$0.37
Diluted	$0.50	$0.37
Average common shares and equivalents outstanding:
Basic	62,905	63,860
Diluted	63,621	64,350

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Titan International, Inc.
Condensed Consolidated Balance Sheets
Amounts in thousands, except share data

	March 31, 2023	December 31, 2022

	(unaudited)
Assets
Current assets
Cash and cash equivalents	$164,116	$159,577
Accounts receivable, net	325,968	266,758
Inventories	388,980	397,223
Prepaid and other current assets	91,404	86,070
Total current assets	970,468	909,628
Property, plant and equipment, net	300,447	296,605
Operating lease assets	7,805	8,932
Deferred income taxes	34,899	38,736
Other long-term assets	31,188	30,729
Total assets	$1,344,807	$1,284,630

Liabilities
Current liabilities
Short-term debt	$23,836	$30,857
Accounts payable	276,072	263,376
Other current liabilities	167,954	151,928
Total current liabilities	467,862	446,161
Long-term debt	413,371	414,761
Deferred income taxes	3,438	3,425
Other long-term liabilities	36,929	37,145
Total liabilities	921,600	901,492

Equity
Titan shareholders' equity
Common stock ($0.0001 par value, 120,000,000 shares authorized, 66,525,269 issued at March 31, 2023 and 66,525,269 at December 31, 2022)	—	—
Additional paid-in capital	564,493	565,546
Retained earnings	122,701	90,863
Treasury stock (at cost, 3,440,207 shares at March 31, 2023 and 3,681,308 shares at December 31, 2022)	(22,529)	(23,418)
Accumulated other comprehensive loss	(243,857)	(251,755)
Total Titan shareholders’ equity	420,808	381,236
Noncontrolling interests	2,399	1,902
Total equity	423,207	383,138
Total liabilities and equity	$1,344,807	$1,284,630

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Titan International, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
All amounts in thousands

	Three months ended March 31,
Cash flows from operating activities:	2023	2022
Net income	$33,430	$24,578
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	10,830	11,348
Loss on sale of the Australian wheel business	—	10,890
Deferred income tax provision	4,089	995
Gain on fixed asset and investment sale	(10)	(110)
Stock-based compensation	700	488
Issuance of stock under 401(k) plan	429	360
Foreign currency gain	(230)	(5,448)
(Increase) decrease in assets:
Accounts receivable	(58,541)	(57,332)
Inventories	11,486	(34,240)
Prepaid and other current assets	(3,932)	(9,606)
Other assets	(459)	(330)
Increase in liabilities:
Accounts payable	10,237	23,918
Other current liabilities	15,947	13,728
Other liabilities	110	2,244
Net cash provided by (used for) operating activities	24,086	(18,517)
Cash flows from investing activities:
Capital expenditures	(11,698)	(7,637)
Proceeds from the sale of the Australian wheel business	—	9,293
Proceeds from sale of fixed assets	258	756
Net cash (used for) provided by investing activities	(11,440)	2,412
Cash flows from financing activities:
Proceeds from borrowings	2,360	76,782
Payment on debt	(11,382)	(39,483)
Repurchase of common stock	(1,293)	(25,000)
Other financing activities	(130)	(586)
Net cash (used for) provided by financing activities	(10,445)	11,713
Effect of exchange rate changes on cash	2,338	4,428
Net increase in cash and cash equivalents	4,539	36
Cash and cash equivalents, beginning of period	159,577	98,108
Cash and cash equivalents, end of period	$164,116	$98,144
Supplemental information:
Interest paid	$863	$869
Income taxes paid, net of refunds received	$3,767	$2,083

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Titan International, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
Amounts in thousands, except earnings per share data

The Company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP). These supplemental schedules provide a quantitative reconciliation between each of adjusted net income attributable to Titan, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and net cash provided by (used for) operating activities to free cash flow, each of which is a non-GAAP financial measure and the most directly comparable financial measures calculated and reported in accordance with GAAP.

We present adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt and net cash provided by (used for) operating activities to free cash flow, as we believe that they assist investors with analyzing our business results. In addition, management reviews these non-GAAP financial measures in order to evaluate the financial performance of each of our segments, as well as the Company’s performance as a whole. We believe that the presentation of these non‑GAAP financial measures will permit investors to assess the performance of the Company on the same basis as management.

Adjusted net income attributable to Titan, adjusted earnings per common share, EBITDA, adjusted EBITDA, net sales on a constant currency basis, net debt, and free cash flow should be considered supplemental to, not a substitute for, the financial measures calculated in accordance with GAAP. One should not consider these measures in isolation or as a substitute for our results reported under GAAP. These measures have limitations in that they do not reflect all of the costs associated with the operations of our businesses as determined in accordance with GAAP. In addition, these measures may be calculated differently than non-GAAP financial measures reported by other companies, limiting their usefulness as comparative measures. We attempt to compensate for these limitations by analyzing results on a GAAP basis as well as a non-GAAP basis, prominently disclosing GAAP results and providing reconciliations from GAAP results to non-GAAP results.

The table below provides a reconciliation of adjusted net income attributable to Titan to net income applicable to common shareholders, the most directly comparable GAAP financial measure, for the three-month periods ended March 31, 2023 and 2022.

	Three months ended
	March 31,
	2023	2022

Net income attributable to Titan and applicable to common shareholders	$31,838	$23,922
Adjustments:
Foreign exchange loss (gain)	1,760	(5,317)
Loss on sale of Australian wheel business	—	10,890
Proceeds from government grant	—	(1,324)
Adjusted net income attributable to Titan and applicable to common shareholders	$33,598	$28,171

Adjusted earnings per common share:
Basic	$0.53	$0.44
Diluted	$0.53	$0.44

Average common shares and equivalents outstanding:
Basic	62,905	63,860
Diluted	63,621	64,350

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The table below provides a reconciliation of net income to EBITDA and adjusted EBITDA, which are non-GAAP financial measures, for the three-month periods ended March 31, 2023 and 2022.

	Three months ended
	March 31,
	2023	2022

Net income	$33,430	$24,578
Adjustments:
Provision for income taxes	14,216	8,681
Interest expense, excluding interest income	7,391	7,948
Depreciation and amortization	10,830	11,348
EBITDA	$65,867	$52,555
Adjustments:
Foreign exchange loss (gain)	1,760	(5,317)
Loss on sale of Australian wheel business	—	10,890
Proceeds from government grant	—	(1,324)
Adjusted EBITDA	$67,627	$56,804

The table below sets forth, for the three-month period ended March 31, 2023, the impact to net sales of currency translation (constant currency) by geography (in thousands, except percentages):

	Three months ended March 31,			Change due to currency translation		Three months ended March 31,
	2023	2022	% Change from 2022	$	%	Constant Currency
United States	$268,032	$277,055	(3.3)%	$—	—%	$268,032
Europe / CIS	153,495	145,169	5.7%	(1,183)	(0.8)%	154,678
Latin America	102,521	98,998	3.6%	(2,882)	(2.9)%	105,403
Other International	24,596	34,775	(29.3)%	(4,026)	(11.6)%	28,622
	$548,644	$555,997	(1.3)%	$(8,091)	(1.5)%	$556,735

The table below provides a reconciliation of net debt, which is a non-GAAP financial measure (in thousands):

	March 31, 2023	December 31, 2022	March 31, 2022

Long-term debt	$413,371	$414,761	$484,600
Short-term debt	23,836	30,857	37,853
Total debt	$437,207	$445,618	$522,453
Cash and cash equivalents	164,116	159,577	98,144
Net debt	$273,091	$286,041	$424,309

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The table below provides a reconciliation of net cash provided by (used for) operating activities to free cash flow, which is a non-GAAP financial measure (in thousands):

	Three months ended
	March 31,
	2023	2022

Net cash provided by (used for) operating activities	$24,086	$(18,517)
Capital expenditures	(11,698)	(7,637)
Free cash flow	$12,388	$(26,154)

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